 Exhibit 99.1

Evergreen Energy’s Executive Chairman Issues Open Letter to Shareholders
- Provides Updates on Strategic Initiatives and Recent Events -

DENVER, March 15, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) issued a letter to the company’s shareholders from its Executive Chairman of the Board of Directors, Ilyas Khan:

Dear Shareholders,

I would like to take this opportunity to provide you with an update on Evergreen Energy’s current status and progress on our strategic objectives. This is in line with the commitment made in my open letter dated January 10, 2011, to provide regular and transparent updates to our investors.

On February 2, 2011, we announced the completion of a private placement for approximately $16 million and we reached a forbearance and settlement agreement with certain holders of our 2007 and 2009 convertible notes.  Since that time, I am pleased to report that Evergreen has turned its attention toward business development efforts and continuing to focus our resources on K-Fuel.

One early milestone that we recently announced was the re-opening of the K-Fuel test facility in Wyoming. Our testing capacity will slowly and carefully increase in the coming months, and we will also expand our specialist staff on site. I am pleased to report that a number of K-Fuel tests have been completed successfully. There are currently a number of coal companies that are in various stages of advancing testing arrangements, and short-term priority will be given to coal sourced by WPG Resources (WPG) (ASX: WPG).  At the present time, we are in active conversations with companies with coal assets in Europe, North America, Asia, Australia and potentially Africa, regarding potential testing programs. As we gain momentum during the coming months with credible testing programs, we will have a clearer road map towards the roll out of K-Fuel plants and a more definitive milestone driven medium and long term business plan. These efforts are in large part aided by the key business development appointments, which I note below.

Also on February 2, 2011 we announced the signing of a non-binding memorandum of understanding with WPG to jointly develop and commercialize K-Fuel throughout Australia.  The agreement lays the foundation for a potential joint venture that would include the combining of certain coal assets owned by WPG with K-Fuel to produce upgraded coal in Australia. Following detailed dialogue with WPG including a working session in Singapore a couple of weeks ago between myself and Bob Duffin, the Chairman of WPG, we have identified which coal deposits we should focus on, and we now anticipate bulk testing of coal from two out of the five coal deposits that will be owned by the joint venture.  The first deposit is in Penrhyn, Australia, where WPG is undergoing exploration drilling to further establish the size of the resource, and where WPG hopes to identify at least 200 million tonnes of coal deposits.  The second deposit is located in Lochiel, Australia, which has a Joint Ore Reserves Committee (JORC) compliant resource report of 300 million tonnes of lignite. It is anticipated that the joint venture company owned by WPG and Evergreen will have resources of at least 500 million tonnes.

We expect to finalize contractual documentation and reach a definitive joint venture agreement by the end of the summer in 2011 once the testing program has been completed. This is somewhat earlier than originally expected. I look forward to providing you with more updates on progress as we get through the testing program.

Separately, we continue to expect to complete the sale of substantially all of the assets of Landrica Development Company, including the Fort Union plant and associated property located near Gillette, Wyoming during the first quarter of 2011.  Upon completion of the sale, we will sign a lease agreement that provides Evergreen with continued use of the K-Fuel testing facility and equipment at Fort Union, which enables us to continue with K-Fuel development initiatives as described above. As I explained in our February 14, 2011 release, the benefit of our Gillette Wyoming test facilities cannot be overstated as it enables us to be credible with business development activities at least 12 months earlier than would be the case otherwise, and it saves significant amounts of capital. The opportunities developing for Evergreen with strategic partners will enable us to capitalize on our investments in the K-Fuel technology, including our investments in plant, specialized equipment and components.

The strategic importance of coal as a viable long-term source of fuel is no longer in any doubt, and the demand from both developed and developing countries means that Evergreen has a global addressable market. As we make progress with our business development efforts, we will therefore invest in the appropriate resources to ensure we take advantage of the many opportunities ahead of us, which include building our business development team and establishing a presence in key locations in Asia and Europe.  The Asian market is critical for many reasons, and as such, we are moving ahead with plans to open an office in Singapore by the end of June 2011. We anticipate a London based business development team to be in place a little later in the year.

As we move forward with our strategic growth initiatives, we will evaluate opportunities to list Evergreen Energy’s securities on additional or alternate exchanges. We will provide an update on this development in due course and in any event no later than the end of June 2011.

We have put in place a prudent cost management structure in which we are reducing operating costs while still investing in our future business development initiates as outlined above.  I will continue to work actively with the executive team to drive down direct and indirect costs wherever possible.

I would like to close by again thanking you for your continued patience and support of Evergreen Energy. The nature of our business requires a substantial lead time to plan, build and operate a K-Fuel plant, but equally our relative value proposition is abundantly clear to our partners and customers.

With Regards,

Ilyas Khan
Executive Chairman

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: K-Fuel® and the GreenCert™ suite of software and services.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy and industrial sources.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in pending litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology, and our inability to timely and successfully complete pending transactions, including the sale of the assets of Landrica Development Company and the consummation of the proposed joint venture with WPG Resources. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

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